Exhibit 8.2

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
[], 2019
Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park
Swords, Co. Dublin
Ireland

Ladies and Gentlemen:
We have acted as United States federal income tax counsel for Ingersoll-Rand plc, a public limited company incorporated in Ireland (“Ingersoll Rand”), in connection with (i) the proposed distribution by Ingersoll Rand on a pro rata basis of all of the issued and outstanding stock of Ingersoll-Rand U.S. HoldCo, Inc., a Delaware corporation (“Ingersoll Rand Industrial”), to holders of common shares of Ingersoll Rand (the “Distribution”) pursuant to the Separation and Distribution Agreement, dated as of April 30, 2019, by and between Ingersoll Rand and Ingersoll Rand Industrial (as amended through the date hereof, the “Separation and Distribution Agreement”)1, and (ii) immediately thereafter, the proposed merger of Charm Merger Sub Inc., a Delaware corporation wholly owned by Gardner Denver Holdings, Inc., a Delaware corporation (Gardner Denver Holdings, Inc., “Gardner Denver” and Charm Merger Sub Inc., “Merger Sub”), with and into Ingersoll Rand Industrial, whereby the separate corporate existence of Merger Sub will cease and Ingersoll Rand Industrial will continue as the surviving corporation and as a wholly owned subsidiary of Gardner Denver (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of April 30, 2019, by and among Ingersoll Rand, Gardner Denver, Ingersoll Rand Industrial and Merger Sub (as amended through the date hereof, the “Merger Agreement”). Holders of Ingersoll Rand Industrial common stock will receive Gardner Denver common stock in exchange for their shares of Ingersoll Rand Industrial common stock in the Merger.

This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (Registration No. 333-[●]) (as amended, the “Registration Statement”) initially filed by Gardner Denver on [●], including the proxy statement/prospectus-information statement constituting a part thereof (the “Proxy Statement/Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the rules and regulations of the Commission promulgated thereunder (the “Rules”), relating to the Distribution and Merger. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

[1]
The Distribution will be effected by Ingersoll Rand’s pro rata issuance to its shareholders of blank cheque preferred shares carrying rights to the ownership of Ingersoll Rand Industrial. Ingersoll Rand Industrial will then issue common stock to the Ingersoll Rand shareholders, in proportion to their holdings of blank cheque preferred shares, in redemption of the blank cheque preferred shares, and the common stock of Ingersoll Rand Industrial held by Ingersoll Rand will be cancelled.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Separation and Distribution Agreement, (ii) the Merger Agreement, (iii) the Registration Statement (including the Proxy Statement/Prospectus), (iv) the representation letters delivered to us by Ingersoll Rand, Ingersoll Rand Industrial and Gardner Denver for purposes of this opinion, and (v) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. We have assumed that (i) the Distribution, the transactions related thereto and the Merger will be consummated in accordance with the Merger Agreement and the Transaction Documents and (ii) statements concerning the Distribution, the transactions related thereto and the Merger set forth in the Transaction Documents, the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger.
For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that the Separation and Distribution Agreement, the Merger Agreement and such other documents, certificates, and records are, and will continue to be, duly authorized, valid, and enforceable.
In rendering our opinion, we have relied upon statements and representations of officers and other representatives of Ingersoll Rand, Ingersoll Rand Industrial and Gardner Denver and we have assumed that such statements and representations are and will continue to be true, correct, and complete without regard to any qualification as to knowledge or belief and we have assumed that such representation letters will be re-executed by appropriate officers and representatives as of the effective time of the Merger.
The opinion set forth below is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement.  The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively.  Any change in law or the facts regarding the Distribution, the Merger or any of the transactions related thereto, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below.  We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. The opinion set forth herein has no binding effect on the United States Internal Revenue Service (“IRS”) or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.
Subject to the assumptions and qualifications set forth herein and in each Registration Statement, we are of the opinion that (i) the Contribution, taken together with the Distribution, will qualify for U.S. federal income tax purposes as a tax-free transaction under Sections 368(a), 361 and 355 of the Code, (ii) the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (iii) the discussion set forth in the Proxy Statement/Prospectus under the caption “Material U.S. Federal Income Tax Consequences of the Transactions”, insofar as it expresses conclusions as to the application of United States federal income tax law, constitute accurate summaries of such matters in all material respects.

Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of any transactions related to the Distribution, the Merger or contemplated by the Separation and Distribution Agreement or the Merger Agreement and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. Furthermore, our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the date hereof of the Distribution or the Merger in U.S. federal income tax law that may affect our opinion. In addition, there can be no assurance that changes in the law will not take place which could affect the U.S. federal income tax consequences of the Distribution or the Merger or that contrary positions may not be taken by the IRS. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all the relevant times, our opinion would be adversely affected and should not be relied upon.
We are furnishing this letter in our capacity as United States federal income tax counsel to Ingersoll Rand. This opinion has been prepared in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent.
We hereby consent to use of this opinion as an exhibit to the Registration Statement, to the use of our name under the heading “Legal Matters” contained in the Proxy Statement/Prospectus and to the discussion of this opinion in the Proxy Statement/Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the Rules.
Very truly yours,

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP